Exhibit 23.2

Consent of Independent Auditors

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated September 23, 2003 relating to the financial statements of DayStar Technologies, Inc. and Subsidiaries, which appear in such Registration Statement. We also consent to references to us under the heading “Experts” in such Registration Statement.

/s/ HEIN + ASSOCIATES LLP

Hein + Associates LLP

Denver, Colorado

January 21, 2004